Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD SECURES NEW FIVE-YEAR CREDIT FACILTY

Newport Beach, CA – October 14, 2004 – American Vanguard Corporation (AMEX: AVD), today announced that it executed a five-year $80 million fully-secured credit facility with a syndicate of banks led by Bank of the West. The facility consists of a $45 million revolving line of credit, and a $35 million term loan, replacing the Company’s previous $45 million revolving credit line and $10 million term loan. The Company intends to utilize the credit facility as needed for ongoing working capital requirements and general corporate purposes.

James Barry, Senior Vice President and CFO of American Vanguard, commented, “We have a long and valued history with Bank of the West and appreciate the relationship. Although we had funds available under our former facility, we are pleased to have the further financial flexibility to execute our growth strategy of pursuing additional product acquisitions and licensing opportunities.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93) and Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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